FORM OF SELLING AGREEMENT

Re: Thrivent Church Loan and Income Fund	Date: __________________

Ladies and Gentlemen:

As the distributor of the shares of beneficial interest (“Shares”) of Thrivent Church Loan and Income Fund (the “Fund”), Thrivent Distributors, LLC (“Distributor”) hereby invites you to participate in the distribution of Shares of the Fund on the following terms and conditions.  In this letter, the terms “we,” “us,” and similar words refer to the Distributor, and the terms “you,” “your,” and similar words refer to the broker-dealer executing this agreement, including its “associated persons,” as such term is defined under applicable rules of the Financial Industry Regulatory Authority (“FINRA”).

1.            Selling Broker. You hereby represent that you are a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement (including, without limitation, that you are duly registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”), and that you are a member in good standing of FINRA and the Securities Investor Protection Corporation (“SIPC”).  You agree that it is your responsibility to determine the suitability of any Shares as investments for your customers, and that neither we nor the Fund have any responsibility for such determination.  You further agree to maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by us relating to your transactions in Shares.  In addition, you agree to notify us immediately in the event your status as a member of FINRA or SIPC changes.  You agree that you will at all times comply with (i) the provisions of this selling agreement, including those related to compliance with all applicable rules and regulations; (ii) the terms of the then-current prospectus for the Fund (the “Prospectus,” which for purposes of this agreement includes any supplements, stickers or amendments thereto and the Statement of Additional Information incorporated therein); (iii) operating policies and procedures established by us or the Fund; and (iv) reasonable instructions from us.

2.            Qualification of Shares.  The Fund will make available to you a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time.  You will make offers of Shares of the Fund to your customers only in those states, and you will ensure that you (including your associated persons) are appropriately licensed and qualified to offer and sell Shares of the Fund in any state or other jurisdiction that requires such licensing or qualification in connection with your activities.

3.            Orders. All orders you submit for transactions in Shares shall reflect orders received from your customers or shall be for your account for your own bona fide investment.  The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from you) are subject to: (i) the terms of the Prospectus and (ii) any subscription or application documents for the Fund, as supplemented or amended from time to time (the “Application Form”); and to the extent that the Prospectus contains provisions that are inconsistent with this agreement or any other document, the terms of the Prospectus shall control.  You agree that all orders for the purchase of Shares received by you will be forwarded promptly to the Fund or the Fund’s transfer agent in time for processing at the net asset value per share next determined after receipt of such orders by you, plus any applicable sales charge, in each case as described in the Prospectus.  As agent for your customers, you shall not withhold placing customers’ orders for any Shares so as to profit yourself or your customer as a result of such withholding.  Subject to the terms and conditions set forth in the Fund’s Prospectus and any operating procedures and policies established by us or the Fund (directly or through the Fund’s transfer agent) from time to time, you are hereby authorized to place your orders directly with the Fund for the purchase of Shares.  All purchase orders you submit are subject to acceptance or rejection, and we reserve the right to suspend or limit the sale of Shares.  You agree that you will sell Shares only to your customers that you reasonably believe qualify for any Fund investment eligibility criteria, if any, that may be established by the Fund as set forth in the Fund’s Prospectus. You are not authorized to make any representations concerning Shares of the Fund except such representations as are contained in the Prospectus of the Fund and in such supplemental written information that the Fund or the Distributor (acting on behalf of the Fund) may provide to you with respect to the Fund.  All orders that are accepted for the purchase of Shares shall be executed at net asset value per Share on the relevant subscription date, as described in the Prospectus.

4.            Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations.   In connection with its respective activities hereunder, each party agrees to abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which the relevant party is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to the relevant party (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”).  You are authorized to distribute to your customers the Prospectus, as well as any supplemental sales material received from the Fund or the Distributor (acting on behalf of the Fund) (on the terms and for the period specified by us or stated in such material).  You are not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without our prior written approval, but you may identify the Fund in a listing of closed-end funds available through you to your customers.  Unless otherwise mutually agreed in writing, you shall deliver or cause to be delivered to each customer who purchases Shares of the Fund from or through you, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or us.  You shall send or cause to be sent confirmations or other reports to your customers containing such information as may be required by Applicable Laws (including, if applicable, Rule 10b-10 under the Securities Exchange Act of 1934, as amended).

5.            Sales Charges and Concessions.  If applicable, on each purchase of Shares by you or your customer (but not including the reinvestment of any dividends or distributions), you shall be entitled to receive any applicable sales charge as set forth in the Prospectus (“Sales Charge”), unless you have agreed to waive all or a portion of the Sales Charge and notified the Fund or its transfer agent of such waiver.  The Fund reserves the right to waive sales charges.  You represent to us that you are eligible to receive any such sales charges paid to you by us under this section.

6.            Transactions in Shares.  You agree that payment for orders you submit for the purchase of Shares will be made in accordance with the terms of the Prospectus and the Application Form.  The parties acknowledge and agree that the then current net asset value per Share will generally not be known until after the acceptance of subscriptions by the Fund in accordance with the terms of the Prospectus.  The parties thus each acknowledge and agree that purchase orders for Shares will generally be made and accepted for a fixed dollar amount, with the number of Shares to be credited to an investor’s account determined upon finalization of the applicable then current net asset value per Share plus any applicable sales charge.  If payment for any purchase order is not received in accordance with the terms of the Prospectus and the Application Form, the Fund reserves the right, without notice, to cancel the sale.  In this event or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Fund or to us from your failure to make payments as aforesaid.  You shall not be entitled to any gains generated thereby.  You acknowledge that periodic repurchase offers for the repurchase of Shares will be made by the Fund, as an “interval fund” as described in the Fund’s Prospectus, and, whenever made, will be made subject to the terms summarized in the Prospectus and that, as such, the Fund will only make repurchase offers when so authorized.  All requests for repurchase of Shares of the Fund shall be executed at the net asset value as determined on the pricing date for the repurchase offer and the proceeds of such repurchases shall be reduced by any expenses permitted by Rule 23c-3 under the Investment Company Act of 1940 (the “1940 Act”) for repurchase offers, or any deferred sales charge, or any similar fee or charge as set forth in the Prospectus or the applicable repurchase offer notice, as the case may be.  You expressly acknowledge and understand that Shares will not be repurchased by Distributor or the Fund (other than through periodic repurchase offers from time to time), that there is no guarantee that any Shares tendered will be repurchased by the Fund, and that no secondary market for the Shares exists currently or is expected to develop..

7.            Accuracy of Orders; Customer Signatures.  You shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by any means, including wire or telephone.  In addition, you agree to guarantee the signatures of your customers when such guarantee is required by the Fund and you agree to indemnify and hold harmless all persons, including us, the Fund and the Fund’s transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8.            Indemnification.  You agree to indemnify hold harmless us, our officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses resulting from (i) any failure by you to comply with Applicable Laws in connection with activities performed under this agreement, or (ii) any unauthorized representation made by you concerning an investment in Shares.

We agree to indemnify and hold harmless you and your officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses resulting from (i) any failure by us to comply with Applicable Laws in connection with our activities as distributor under this agreement, or (ii) any untrue statement of a material fact set forth in the Fund’s Prospectus or supplemental sales material provided to you by us (and used by you on the terms and for the period specified by us or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading.  THE PARTIES AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY WHO IS LIABLE HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

9.            Anti-Money Laundering Compliance.  Each party to this agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including FINRA Rule 3310, in all relevant respects. You agree to cooperate with us to satisfy our AML due diligence policies, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by us to ensure compliance with AML Laws.  You also agree to provide for screening your own new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the AML Acts.

10.            Privacy.  The parties agree that any “Non-public Personal Information,” as the term is defined in Regulation S-P (“Reg S-P”) of the SEC, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement.  Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

11.            Distribution and/or Service Fees. Subject to and in accordance with the terms of the Prospectus and any distribution and/or servicing plan adopted by resolution of the Board pursuant to Rule 12b-1 under the 1940 Act, we may pay financial institutions with which we have entered into an agreement in substantially the form annexed hereto as Appendix A or such other form as may be approved from time to time by the Fund’s Board (the “Fee Agreement”) such fees as may be determined in accordance with such Fee Agreement, for distribution, shareholder or administrative services, as described therein.

12.            Amendments. This agreement may be amended from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below or as registered as your main office from time to time with FINRA.  If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Your objection must be in writing and be received by us within such fifteen (15) days.  All amendments shall be in writing and except as provided above shall be executed by both parties.

13.            Termination.  This agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that you may not assign this agreement without our prior written consent.  This agreement may be terminated by either party, without penalty, upon ten days’ prior written notice to the other party.  Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

14.            Notices. All notices and communications to us shall be sent to us at 625 Fourth Ave. South, Minneapolis, MN 55415, or at such other address as we may designate in writing.  All notices and other communication to you shall be sent you at the address set forth below or at such other address as you may designate in writing.  All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery, with a confirming copy by mail.

15.            Authorization.  Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein, and that the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this agreement.

16.             Governing Law.  This agreement and any Appendix hereto shall be governed by the laws of the State of Delaware, without giving effect to any conflict of laws provisions thereof.

17.            Miscellaneous. This agreement supersedes any other agreement between the parties with respect to the offer and sale of Shares and other matters covered herein.  The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  This agreement may be executed in any number of counterparts, which together shall constitute one instrument.  This agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflict of laws principles, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

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If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.

Thrivent Distributors, LLC

By:
Print Name:
Title:

Agreed to and accepted:

[Insert Broker-Dealer Name]

By:
Print Name:
Title:

Address of Dealer:

Operations Contact:

Name:
Phone:
Email:

APPENDIX A

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DISTRIBUTION/SERVICE FEE AGREEMENT

Re:      ______________________Fund (the “Fund”)

Date:_____________________

Ladies and Gentlemen:

This Fee Agreement (“Agreement”) confirms our understanding and agreement with respect to Rule 12b-1 payments to be made to you in accordance with the Selling Agreement between you and us (the “Selling Agreement”), which entitles you to serve as a selected dealer of the Fund for which we serve as Distributor.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Selling Agreement.

1.  From time to time during the term of this Agreement, we may make payments to you pursuant to one or more distribution and service plans (the “Plans”) adopted by the Fund pursuant to Rule 12b-1 of the 1940 Act.  You agree to furnish sales and marketing services and/or shareholder services to your customers who invest in and own Fund Shares, including, but not limited to, answering routine inquiries regarding the Fund, processing shareholder transactions, and providing any other shareholder services not otherwise provided by the Fund’s transfer agent.  With respect to such payments to you, we shall have only the obligation to make payments to you after, for as long as, and to the extent that, we receive from the Fund an amount equivalent to the amount payable to you.  The Fund reserves the right, without prior notice, to suspend or eliminate the payment of such Rule 12b-1 Plan payments or other dealer compensation by amendment, sticker or supplement to the Prospectus or other written notice to you.

2.  Any such fee payments shall reflect the amounts described in the Fund’s Prospectus.  Payments will be based on the net assets of Fund Shares which are owned by those customers of yours whose records, as maintained by the Fund or the transfer agent, designate your firm as the customer’s dealer of record.   No such fee payments will be payable to you with respect to Shares purchased by or through you and redeemed by the Fund within seven business days after the date of confirmation of such purchase.  You represent that you are eligible to receive any such payments made to you under the Plans.

3.  You agree that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of FINRA.

4.  Upon request, on a quarterly basis, you shall furnish us with a written report describing the amounts payable to you pursuant to this Agreement and the purpose for which such amounts were expended.  We shall provide quarterly reports to the Fund’s Board of amounts expended pursuant to the Plans and the purposes for which such expenditures were made.  You shall furnish us with such other information as shall reasonably be requested by us in connection with our reports to the Board with respect to the fees paid to you pursuant to this Agreement.

5.  This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plans or in Rule 12b-1. This Agreement may be terminated, with respect to the Fund, without penalty, by either of us, upon ten days’ prior written notice to the other party. In addition, this Agreement will be terminated with respect to the Fund upon a termination of the relevant Plan or the Selling Agreement, if the Fund closes to new investments, or if our Distribution Agreement with the Fund terminates.

6.  This Agreement may be amended by us from time to time by the following procedure.  We will mail a copy of the amendment to you at your address shown below or as registered from time to time with FINRA.  If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement.  Your objection must be in writing and be received by us within such fifteen days.

7.  This Agreement shall become effective as of the date when it is executed and dated by us below.  This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the state of Delaware, without regard to conflict of laws principles.

8.  All notices and other communications shall be given as provided in the Selling Agreement.

If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return the same to us.

Thrivent Distributors, LLC

Agreed to and Accepted Name and Address of Dealer firm:

By:
Name:
Title:
By:
Name:
Title: